Exhibit 10.2

AMENDMENT NO. 11 TO AGREEMENT OF LEASE

This Amendment No. 11 to Agreement of Lease, dated as of June 11, 2008 (this “Amendment”), is between RREEF AMERICA REIT II CORP. PPP, a Maryland corporation, by RREEF Management Company, a Delaware corporation, Authorized Agent (“Landlord”), and PEGASYSTEMS INC., a Massachusetts corporation (“Tenant”), for certain premises in the building located at 101 Main Street, Cambridge, MA 02142 (“Building “).

RECITALS:

A.        Pursuant to the provisions of that certain Lease dated as of February 26, 1993 between Riverfront Office Park Joint Venture, a predecessor in interest of Landlord, and Tenant, as amended by Amendment No. 1 to Agreement of Lease dated as of August 17, 1994, Amendment No. 2 to Agreement of Lease dated as of February 28, 1997, Amendment No. 3 to Agreement of Lease dated as of March 31, 1998, Amendment No. 4 to Agreement of Lease dated as of September 9, 1998, Amendment No. 5 to Agreement of Lease dated as of November 30, 1998, Amendment No. 6 to Agreement of Lease dated June 30, 2000, Amendment No. 7 to Agreement of Lease dated as of November 15, 2001, Amendment No. 8 to Agreement of Lease dated as of July 31, 2002, Amendment No. 9 to Agreement of Lease dated as of August 5, 2004, and Amendment No. 10 to Agreement of Lease dated April 24, 2006 (as so amended, the “Lease”), Tenant leases from Landlord and Landlord leases to Tenant certain premises (the “Demised Premises”) and certain other areas in the Building.

B.        Landlord and Tenant desire to enter into this Amendment No. 11 to add certain additional space (the “New Space”, as hereinafter defined), on terms and conditions set forth herein.

C.        All terms, covenants and conditions contained in this Amendment shall have the same meaning as in the Lease and shall govern should a conflict exist with previous terms and conditions, except that the Letter of Credit shall not be increased as a result of adding the New Space (hereinafter defined), and the Right of First Offer shall apply to the 8th and 10th floors, instead of the 8th and 12th floors.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.        Defined Terms.  All terms defined in the Lease retain their meaning herein, unless specified herein to the contrary.

2.        New Space.  Tenant wishes to lease from Landlord, and Landlord wishes to lease to Tenant, in addition to the Demised Premises, approximately 4,610 rentable square feet of space on Floor 17, as approximately depicted on Exhibit A, attached hereto and incorporated herein (the “New Space”) in the Building. Effective on the date Landlord delivers vacant, broom clean possession of the New Space (hereinafter referred to at times as the “Commencement Date” for the New Space), the Demised Premises subject to the Lease shall consist of the Demised Premises as expanded to include the New Space, and all references in the Lease to the “Demised Premises” shall refer to such expanded space, except as otherwise provided in this Amendment.

3.        Rent Schedule.  Effective the earlier of: (i) October 1, 2008 ; or (ii) the date Tenant first occupies the New Space for the purposes of conducting its business, (the “Rent Commencement Date”), Yearly Fixed Rent for the New Space shall be payable as follows, net of Tenant electricity:

Period		Rentable Square	Annual Rent	Annual Rent	Monthly Installment
from	to	Footage	Per Square Foot		of Rent
1st Year		4,610	$49.00	$225,890.00	$18,824.17
2nd Year		4,610	$50.00	$230,500.00	$19,208.33
3rd Year		4,610	$51.00	$235,110.00	$19,592.50
4th Year		4,610	$52.00	$239,720.00	$19,976.67
5th Year		4,610	$53.00	$244,330.00	$20,360.83

4.        Tenant’s Proportionate Share.  Effective on the Commencement Date, Tenant’s Proportionate Share for the New Space shall be 1.35%.

5.        Taxes and Operating Expenses.  Effective on the Commencement Date and for the balance of the Term, Tenant shall also pay Tenant’s Proportionate Share for the New Space of (i) Taxes in excess of the amount of the real estate taxes applicable to the fiscal year ending June 30, 2009 and (ii) Operating Expenses in excess of the Operating Expenses incurred for the calendar year, 2009.

6.        Condition of Premises.

(a)        Tenant acknowledges that Landlord shall have no obligation to perform any construction or make any improvements or alterations, or to afford any allowance to Tenant for improvements or alterations, in connection with this Amendment. Tenant accepts the New Space in its “as is” broom clean, vacant condition.

(b)        Entry by Tenant to the New Space prior to the Rent Commencement Date shall be to commence and diligently pursue its work to completion pursuant to Exhibit B to this Lease and shall be at no additional cost to Tenant until the Rent Commencement Date, except for its use of utilities. Such early entry, use or occupancy shall be subject to all the provisions of this Lease other than the payment of any increase in rent pursuant to this Amendment.

7.        Give Back New Space.  In the event that a full floor of space in the Building becomes available and Landlord and Tenant reach agreement on the terms and provisions for Tenant to lease such full floor of space, Tenant shall have the option to simultaneously give back the New Space to the Landlord (a) in its then “As Is” broom clean, vacant condition as required under the Lease for surrender of the Premises as if the Lease Term had expired, and (b) payment to Landlord for the unamortized balance of (i) Landlord’s cost for leasing commissions incurred in connection with this Amendment and (ii) the Allowance paid pursuant to this Amendment.

8.        Parking.  Effective as of the Commencement Date, Tenant shall have the right to use an additional five (5) parking spaces.

9.        Brokers.  Landlord and Tenant each (i) represents and warrants to the other that it has not dealt with any broker or finder in connection with this Amendment, except Cushman & Wakefield (which broker Landlord shall compensate per separate agreement), and (ii) agrees to defend, indemnify and hold the other harmless from and against any losses, damages, costs or expenses (including reasonable attorneys’ fees) incurred by such other party due to a breach of the foregoing warranty by the indemnifying party.

10.        Tenant’s Authority.  Each of the persons executing this Amendment on behalf of Tenant represents and warrants that such entity has been and is qualified to do business in the state in which the Building is located, that the entity has full right and authority to enter into this Amendment, and that all persons signing on behalf of the entity were authorized to do so by appropriate actions.

Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term, an Event of Default will be deemed to have occurred, without the necessity of notice to Tenant.

11.        Incorporation.  Except as modified herein, all other terms and conditions of the Lease shall continue in full force and effect and Tenant hereby ratifies and confirms its obligations thereunder. Each party acknowledges that, as of the date of the Amendment, the other party (i) is not in default under the terms of the Lease; (ii) has no defense, set off or counterclaim to the enforcement by the other party of the terms of the Lease; and (iii) is not aware of any action or inaction by the other party that would constitute an Event of Default by the other party under the Lease.

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12.        Limitation of Landlord’s Liability.  Redress for any claims against Landlord under the Lease or this Amendment shall only be made against Landlord to the extent of Landlord’s interest in the property to which the Premises are a part (Landlord’s interest shall include, without limitation, insurance proceeds, condemnation awards, rents and profits from the property of which the Premises is a part). The obligations of Landlord under the Lease shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, the general partners thereof or any beneficiaries, stockholders, employees or agents of Landlord, or the investment manager. In no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and year first written above.

LANDLORD:		TENANT:

RREEF AMERICA REIT II CORP. PPP, a Maryland corporation		PEGASYSTEMS INC., a Massachusetts corporation

By:	RREEF Management Company, a Delaware corporation, Authorized Agent

By:	/s/ Robert D. Seaman	By:	/s/ Craig Dynes
Name: Rob Seaman		Name: Craig Dynes

Title: Vice President – District Manager		Title: Senior Vice President, Chief Financial Officer

Dated: July 15 , 2008		Dated: July 10 , 2008

EXHIBIT A

attached to and made a part of Amendment No. 11 to Agreement of Lease dated of June 11, 2008 between

RREEF AMERICA REIT II CORP. PPP, as Landlord and

PEGASYSTMES INC., as Tenant

101 Main Street, Cambridge, Massachusetts

NEW SPACE

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EXHIBIT B

attached to and made a part of Amendment No. 11 to Agreement of Lease dated of June 11, 2008 between

RREEF AMERICA REIT II CORP. PPP, as Landlord and

PEGASYSTEMS INC., as Tenant

101 Main Street, Cambridge, Massachusetts

TENANT’S WORK

1.        Delivery of New Space.  Landlord shall deliver the New Space to Tenant upon complete execution of this Amendment. The New Space shall be delivered “as is”, broom clean and vacant with no improvements, repairs or alterations required of Landlord. Tenant acknowledges that it has inspected the New Space and agrees to accept the New Space in its existing condition and that Landlord shall have no obligation to construct any improvements therein.

2.	Plans and Specifications.

2.1	Tenant shall employ the following persons (“Consultants”) for preparation of the necessary architectural, mechanical and electrical plans, drawings and specifications pertaining to the construction work which Tenant intends to perform in the New Space in connection with Tenant’s initial occupancy (the “Work”):

Space Planning Drawings - Bryer Architects

Architectural Working Drawings - Bryer Architects

Mechanical Working Drawings - Bryer Architects

Electrical Working Drawings - Bryer Architects

or such other consultants designated by Tenant from time to time, with the approval of Landlord, which shall not be unreasonably withheld, conditioned or delayed. Tenant, at its expense, shall furnish Landlord with architectural and design plans and specifications (the “Tenant’s Plans”) prepared first in preliminary form (“Preliminary Plans”), and thereafter in working form (“Working Drawings”), and covering the Work. Tenant shall pay all costs and expenses relating to Tenant’s Plans. All Tenant’s Plans shall meet the requirements set forth in Schedule I. Tenant shall deliver the completed Plans to Landlord.

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2.2	Upon submittal of any portion of Tenant’s Plans, Landlord shall review Tenant’s Plans and shall either approve Tenant’s Plans or advise Tenant in writing of any aspect of the design, engineering, construction or installation which is not acceptable to Landlord. Landlord shall advise Tenant of its approval or comments on the Tenant’s Plans within 10 days after Landlord’s receipt of the Tenant’s Plans. In the event that Landlord shall disapprove of any portion of Tenant’s Plans, Tenant shall have 10 business days after Landlord’s notification of its disapproval to revise Tenant’s Plans and resubmit them to Landlord. In the event Landlord fails to approve or disapprove Tenant’s Plans or any changes thereto within the time period set forth above, and if such failure continues thereafter for five (5) business days after Landlord’s receipt of notice from Tenant requesting action on Tenant’s Plans, Tenant’s Plans or the changes shall be deemed to be approved.

2.3	After approval of Tenant’s Plans or any portion thereof, Tenant shall not in any way modify, revise or change such Plans without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. If Landlord approves such request, the entire cost of such change, including the cost of revising Tenant’s Plans or preparing new plans, shall be borne by Tenant and any delay occasioned thereby shall not delay the Commencement Date.

2.4	Except for such matters, if any, as shall have been required by Landlord and not requested by Tenant, it shall be Tenant’s responsibility that the Plans comply with all applicable governmental and municipal codes and regulations and to procure and deliver to Landlord upon request all such licenses, permits and approvals from all governmental authorities as are necessary to permit the Work to be commenced and continued to completion and the so constructed Premises to be occupied.

3.	Cost Estimates and Payment Protection. Prior to commencing any of the Work, Tenant shall submit to Landlord a written estimate of the cost of the Work, based upon competitive bids or a fixed-price contract (an “Estimate”).

4.

Contracts and Contractors for the Work.  Tenant shall make all such contracts and arrangements as shall be necessary or desirable for the construction and installation of the Work. Tenant agrees to retain contractors, subcontractors and materialmen who are of good reputation and experienced in and favorably known for the construction of space comparable to the New Space in the metropolitan area where the Building is located and that are properly licensed for the work they are to perform. Tenant shall provide Landlord with a list of all contractors, subcontractors and materialmen to be utilized by or for Tenant with respect to the Work and provide true, correct and complete copies of all contracts relating to the Work. Such contractors, subcontractors, materialmen and

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contracts must be satisfactory to Landlord in Landlord’s reasonable discretion, and shall not be employed or executed, as the case may be, without Landlord’s written approval first obtained, which approval shall be given (or the specific reasons for denial given) within three (3) business days of written request, or the same (i.e. approval) shall be deemed given. Tenant and Tenant’s contractors shall use qualified craftsmen and laborers who are compatible with the trade unions operating in the Building (if any) and Tenant shall take promptly upon Landlord’s demand all measures necessary to avoid labor unrest in the New Space and in the Building which is caused by Tenant or Tenant’s contractors.

5.	Construction. Promptly upon Landlord’s approval of the Plans, Tenant shall apply for, and Landlord shall reasonably cooperate with Tenant, and supply to Landlord upon issuance, a building permit and any other required governmental permits, licenses or approvals. Upon issuance of such approvals, Tenant shall commence the Work and shall diligently prosecute the Work to completion. Tenant agrees to use its reasonable good faith, diligent efforts to complete the Work. Tenant agrees to cause the Work to be constructed in a good and workmanlike manner using first-class quality materials, at its sole cost and expense in accordance with the provisions of the Lease. Any costs incurred by Landlord in providing utilities or other services, except for management/supervision services, needed for the accomplishment of the Work shall be reimbursed by Tenant to Landlord. Upon completion of the Work, Tenant shall provide to Landlord: (i) an architect’s certificate of final completion; (ii) copies of all necessary governmental permits, including, but not limited to, a certificate of occupancy; (iii) the sworn statement of the general contractor; (iv) final lien waivers from all contractors, subcontractors and materialmen; and (v) any other information or documentation reasonably requested by Landlord to evidence lien-free completion of construction and payment of all of the cost thereof. Landlord shall have the right to observe the performance of the Work and Tenant shall take all such actions with respect thereto as Landlord may, in its good faith determination, deem advisable from time to time to assure that the Work and the manner of performance thereof shall not be injurious to the engineering and construction of the Building or the electrical, plumbing, heating, mechanical, ventilating or air-conditioning systems of the Building and shall be in accordance with the Plans and the provisions of this Lease.

6.	Tenant’s Default. If Tenant shall fail to comply with any term, provision or agreement hereunder, and if any such matter is not remedied or resolved within fifteen (15) days following written notice to Tenant, or such additional period if the same is incapable of completion within said fifteen (15) days provided Tenant diligently pursues such remedy or resolution to completion, then, in addition to any other remedies granted Landlord under the Lease in the case of default beyond the expiration of the applicable notice and grace or cure period by Tenant and any other remedies available at law or equity, Landlord may elect, upon notice to Tenant and the expiration of the applicable grace or cure period, to:

6.1.	require Tenant to comply therewith, and Tenant’s obligation to pay rent shall commence as of the Commencement Date, without any abatement on account of any delay in connection with any work relating to the New Space; or

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6.2.	complete the construction of the Work pursuant to the Plans, tendering possession to Tenant upon substantial completion thereof, and Tenant shall immediately upon demand reimburse Landlord, as additional rent, for Landlord’s actual, out-of-pocket costs of completing the Work in accordance with Tenant’s construction contract; or

7.	Miscellaneous

7.1	All rights and remedies of Landlord or Tenant herein created or otherwise existing at law or equity are cumulative, and the exercise of one or more such rights or remedies shall not be deemed to exclude or waive the right to the exercise of any other rights or remedies. All such rights and remedies may be exercised and enforced concurrently and whenever and as often as deemed desirable.

7.2	Tenant shall, before commencing any of the Work, and for so long as any Work shall continue, comply with the insurance requirements in Schedule II. In the event Tenant fails to so comply, Landlord shall have the option, but not the obligation to procure the required insurance and charge Tenant the cost of such compliance as additional rent.

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SCHEDULE I

STANDARDS FOR PLANS

1.	The space plan shall contain the following information:

(a)        A layout of the New Space showing demising, corridor and exterior walls in relationship to the Building core. The locations of exterior window mullions, columns, stairways and other building features shall also be shown on the Space Plans.

(b)        The location and composition of all walls. Non-standard improvements, such as walls requiring insulation, half walls, vinyl wall coverings or walls requiring special construction must be clearly noted on the Space Plans. Sectional details must be provided to adequately describe the construction of any non-standard wall.

(c)        The location, size and swing of all doors. All doors shall conform with Landlord’s standard door specifications, unless otherwise noted on the Space Plans.

(d)        A description of flooring materials.

(e)        A reflected ceiling plan showing the layout of lighting fixtures, switches, and any other non-standard improvements which are to be located within the ceiling system.

(f)        The location of all telephone and electrical outlets. Non-standard improvements, such as outlets to be located more than twelve (12) inches above the floor, dedicated circuit outlets or high amperage/voltage outlets must be clearly noted on the Space Plans.

2.	The working drawings shall be prepared at a scale of not less than 1/8”=1 foot and in accordance with Landlord’s design/build specification.

3.	All working drawings shall be prepared based upon the use of Landlord’s Building Standard Improvements as set forth in Schedule 1 attached hereto. All Improvements must conform to Landlord’s design/build specifications.

4.	The Plans shall contain sufficient notations, specifications and details to describe all Improvements, including but not limited to:

(a)        Insulated walls, special wall coverings, graphics, special painting or special wall materials such as plate glass or glass block.

(b)        Door dimensions, thickness, hardware or locks.

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(c)        Flooring materials.

(d)        Electrical outlets requiring a dedicated circuit, more than 120 volts or more than 15 amperes.

(e)        Telephone outlets requiring more than 3/4 inch diameter conduit.

(f)        Light fixtures, exhaust fans, ceiling heights, or ceiling designs using non-standard materials.

(g)        Any special conduits, receptacles or electrical devices necessary to serve communications equipment, computers or other facilities to be installed by Tenant.

(h)        Any special requirements to accommodate handicapped employees of Tenant within the Premises.

(i)        Any requirements for fire protection of computers, other equipment or materials installed by Tenant.

(j)        Any requirements for special fire detection or life safety equipment not required by applicable building codes in effect at the time of construction.

(k)        Any special reinforcing of the floor system which will be necessary to support computers, filing systems, equipment or furnishings having a load exceeding fifty pounds per square foot of floor area.

(l)        Any special requirements for humidity control, temperature control, extra air-conditioning capacity, ventilation or heating which would not be provided by Landlord’s standard building systems. Such special requirements may arise as a result of Tenant’s desire to install a computer or other equipment which generates heat, food preparation facilities, bathrooms, laboratories, microfilm storage or other special facilities, equipment or products.

(m)        Any private bathrooms, wet-bars, kitchens, vending machines or other installations requiring plumbing work or ventilation.

(n)        Any cabinetry, wood paneling, reception desks, built-in shelving or furniture.

(o)        Any improvement which will require modification of the Building’s structural, mechanical or electrical components.

(p)        Sufficient details, specifications and other information as may be necessary for accurate pricing of any other non-standard Improvements

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SCHEDULE II

INSURANCE REQUIREMENTS

1. Tenant shall cause to be maintained for Landlord’s benefit insurance in an insurance company or companies which are “A” rated, Class VII or better in Best’s Key Rating Guide or such lesser standard as shall be acceptable to Landlord and authorized to transact business in the state in which the Building is located, protecting Landlord against liabilities arising out of the operations of subcontractors and sub-subcontractors as well as Tenant’s contractor (“Contractor”) with respect to all the Work, including at least and in amounts not less than:

(a)        Worker’s Compensation & Employers Liability:  Statutory limits required by applicable Worker’s Compensation Law and $500,000 per occurrence for Employers Liability, without limitation including all liability arising under any applicable structural work act and any other statute for the protection of employees.

(b)        Commercial or Comprehensive Liability including Landlord’s and Contractor’s Protective, products, and completed operations coverage, contractual liability including Contractor’s indemnity agreements contained in the Contract Documents, personal injury (employees’ exclusion deleted) $5,000,000 per occurrence Bodily Injury and Property Damage, $5,000,000 combined single limit. Landlord may require deletion of the “x, c, u” exclusion, if applicable.

(c)        Comprehensive Auto Liability including owned, non-owned, or hired vehicles coverage: $1,000,000 per occurrence Bodily Injury and Property Damage Liability (Combined Single Limit).

(d)        Builder’s Risk in an “all risk” form covering the Tenant Work against loss by fire and other casualty in an amount equal to the full insurable value of the Tenant Work.

Notwithstanding the foregoing, upon Tenant’s request Landlord shall provide the coverages set forth in subparagraph (d) above and Tenant shall reimburse Landlord for the actual cost thereof.

2.        Contractor shall either have the Landlord added as an additional named insured to the preceding Commercial or Comprehensive General Liability insurance policy or shall supply a separate Landlord’s Protective policy, with limits as specified, naming the Landlord as named insured, and said General Liability or Landlord’s Protective policy shall be maintained in force until the completion of the Work.

3.        Each insurance policy shall be written to cover all claims arising out of occurrences taking place within the period of coverage; insurance written to cover only claims made within

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the policy period is not acceptable without the express advance written consent of Landlord. To the extent the policy is not a Landlord’s Protective policy, it shall be endorsed to indicate that it is primary as respects Landlord, not contributory with any other insurance available to the Landlord and not subject to reduction of coverage as to Landlord by reason of any claim asserted against Contractor other than in connection with the Work or by reason of any misstatement, act or omission of any party other than Landlord applying for or insured by such insurance.

4.        Each insurance policy and any certificate furnished in lieu of a policy shall state that it will not be cancelled, reduced or materially changed without twenty (20) days’ prior written notice to Landlord. In the event Tenant fails to provide replacement coverage at least fifteen (15) days prior to the expiration of any policy of insurance, Landlord may at its option secure such insurance and Tenant shall reimburse Landlord for the cost thereof as additional rent; but Landlord shall not have any obligation to secure any such insurance.

5.        If and so long as any monies shall be or be about to be owed to any lender upon the security of an interest in the Premises or the Building, at Landlord’s request any insurance required hereunder for Landlord’s protection shall also protect Landlord’s mortgagee and whenever Landlord is to be an additional insured, Landlord’s mortgagee shall also be so insured.

6.        Each of the aforesaid insurance coverages shall be placed into effect before any of the Work is commenced and shall be maintained in force at all times while and for at least so long as any of the Work is carried on, including without limitation, any and all activities performed in fulfillment of any obligation of Contractor or any Subcontractor to correct defects in the Work or under any other warranty. Before commencing any of the Work, and as often thereafter as reasonably requested by Landlord, Tenant shall supply Landlord with either the policies themselves or certificates of insurance satisfactory to Landlord, evidencing compliance with all the foregoing requirements.

7.        No insurance policy purporting to insure Landlord or Landlord’s lender, as the case may be, shall without the prior written consent of said party be so written as to limit or condition any of the insurer’s obligations to said party with respect to any insured loss or liability by any condition or requirement that said party bear, assume or pay any portion of such loss or liability before the insurer’s obligation to said party shall come into effect.

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TENANT ALLOWANCE PAYMENT

Provided the Lease is in full force and effect and Tenant is not in default thereunder beyond any applicable cure period, Landlord hereby agrees to pay to Tenant an amount equal to $138,300.00 (the “Allowance”). Landlord shall pay Tenant draws against the Allowance making their best efforts to do so within 15 days but no later than thirty (30) days of each written staged request or demand for payment from Tenant, which accompanies with it (i) lien waivers applicable to the work performed for which payment is requested; (ii) copies of paid invoices for such work; (iii) copies of checks issued to vendors or contractor for such work; and (iv) any other information or documentation reasonably requested by Landlord to evidence lien-free completion of such work and payment of all of the cost thereof. The final draw will be paid by the Landlord with the last to occur of: (w) Tenant’s occupying the New Space for office purposes; (x) completion of the Work; and (y) satisfaction of the provisions of Paragraph 5 of Exhibit B.

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EXHIBIT C

attached to and made a part of Amendment No. 11 to Agreement of Lease dated of June 11, 2008 between

RREEF AMERICA REIT II CORP. PPP, as Landlord and

PEGASYSTEMS INC., as Tenant

101 Main Street, Cambridge, Massachusetts

COMMENCEMENT DATE MEMORANDUM

THIS MEMORANDUM, made as of                     , 2008, by and between RREEF AMERICA REIT II CORP. PPP, a Maryland corporation (“Landlord”) and PEGASYSTEMS INC., a Massachusetts corporation (“Tenant”).

Recitals:

A.        Landlord and Tenant are parties to that certain First Amendment to Lease, dated for reference June 11, 2008 (the “Amendment”) for expansion of the Demised Premises to include an additional 4,610 square feet (“Additional Space) on the 17th floor of the Building located at 101 Main Street, Cambridge, Massachusetts.

B.        Tenant is in possession of the Additional Space and the Term of the Lease as to the Additional Space has commenced.

C.        Landlord and Tenant desire to enter into this Memorandum confirming the Additional Space Commencement Date, the Termination Date and other matters under the Lease.

NOW, THEREFORE, Landlord and Tenant agree as follows:

1.	The actual Commencement Date for the New Space is .

2.	The actual Rent Commencement Date for the New Space is .

3.	The actual Termination Date is .

4.          The schedule of the Annual Rent and the Monthly Installment of Rent set forth in the Amendment is deleted in its entirety, and the following is substituted therefor:

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[insert rent schedule]

5.        Capitalized terms not defined herein shall have the same meaning as set forth in the Lease.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

LANDLORD:		TENANT:

RREEF AMERICA REIT II CORP. PPP, a Maryland corporation		PEGASYSTEMS INC., a Massachusetts corporation

By:	RREEF Management Company, a Delaware corporation, Authorized Agent

By: SAMPLE – DO NOT EXECUTE		By: SAMPLE – DO NOT EXECUTE
Name: Rob Seaman		Name: Craig Dynes

Title: Vice President, District Manager		Title: Senior Vice President, Chief Financial Officer

Dated: , 2008
Dated: , 2008

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